Exhibit 99(a)

Vistra Energy Reports Second Quarter 2017 Results and Reaffirms 2017 Guidance

August 4, 2017

IRVING – Vistra Energy (NYSE: VST), the parent company for TXU Energy and Luminant, today reported a second quarter 2017 net loss of $26 million. Net income for the first half of 2017 was $52 million and cash provided by operating activities for the same period was $333 million.

Adjusted EBITDA for the second quarter 2017 was $345 million. For the first half of 2017, Vistra Energy’s adjusted EBITDA was $621 million and adjusted free cash flow was $179 million.

Curt Morgan, Vistra Energy’s chief executive officer, remarked, “Vistra Energy’s second quarter results were strong despite some headwinds, including a lackluster start to the Texas summer and an unplanned outage at Comanche Peak Unit 2, which began on June 5. Our solid performance for the quarter is a direct result of our persistent cost management and the consistently robust margins realized in both our wholesale and retail segments. In addition, our operations performance initiative is well under way and, while we have not yet finalized review of the entire fleet, we already expect to capture approximately $28 million of incremental EBITDA in 2017 as a result of this process. This incremental $28 million of EBITDA translates to a full year run-rate in the range of $45 to 50 million based on the reviews we have completed to date. Also of note thus far in 2017 are the acquisitions of the Odessa plant and the Upton 2 solar development project, both of which are consistent with Vistra Energy’s strategic direction and expected to enhance shareholder value. We are proud of our team’s execution in the first half of 2017 and pleased to reaffirm our 2017 guidance.”

2017 Guidance

Vistra Energy is reaffirming its 2017 guidance ranges, reflecting an adjusted EBITDA range of $1,350 million to $1,500 million and an adjusted free cash flow range of $745 million to $925 million.

Liquidity

As of June 30, 2017, Vistra Energy had total available liquidity of approximately $2.021 billion, including cash and cash equivalents of $986 million, $175 million in available letter of credit capacity under its term loan C facility, and $860 million of availability under its revolving credit facility, which remained undrawn at June 30, 2017. Liquidity increased by approximately $35 million in the second quarter of 2017 due to increased available cash from operations.

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Odessa Acquisition

On August 1, 2017, Vistra Energy acquired a 1,054 MW combined cycle, combustion turbine power plant located in Odessa, Texas (the “Odessa plant”) for approximately $350 million. Vistra Energy funded the acquisition with cash on hand. The addition of the Odessa plant to Luminant’s generation fleet provides geographic diversity to the portfolio and matches generation against TXU Energy’s load position in the ERCOT West Zone. Further, the Odessa plant’s ideal location in West Texas provides it with gas sourcing flexibility, including access to the deeply discounted gas supply from the Permian Basin. The acquisition is consistent with Vistra Energy’s strategy to opportunistically acquire more efficient and flexible gas-fired generation and renewable generation to support its retail business.

Earnings Conference Call

Vistra Energy will host a conference call today, August 4, 2017, beginning at 11 a.m. EDT (10 a.m. CDT) to discuss these results and related matters. The live, listen-only webcast of the conference call and the accompanying slides that will be discussed on the call can be accessed via the investor relations section of Vistra Energy’s website at www.vistraenergy.com. For those unable to participate in the live event, a replay of the call will be available on the Vistra Energy website for one year following the call.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted EBITDA” (EBITDA as adjusted for unrealized gains or losses from hedging activities, tax receivable agreement obligations, reorganization items, and certain other items described from time to time in Vistra Energy’s earnings releases) and “adjusted free cash flow” (cash from operating activities excluding changes in margin deposits and working capital and adjusted for capital expenditures, other net investment activities, preferred stock dividends, and other items described from time to time in Vistra Energy’s earnings releases), are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in Vistra Energy’s consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Vistra Energy’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Vistra Energy uses adjusted EBITDA as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income prepared in accordance with GAAP and adjusted EBITDA. Vistra Energy uses adjusted free cash flow as a measure of liquidity and believes that analysis of its ability to service its cash obligations is supported by disclosure of both cash provided by (used in) operating activities prepared in accordance with GAAP as well as adjusted free cash flow. The schedules attached to this earnings release reconcile the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Media

Allan Koenig

214-875-8004

Media.Relations@vistraenergy.com

Analysts

Molly Sorg

214-812-0046

Investor@vistraenergy.com

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About Vistra Energy

Vistra Energy is a premier Texas-based energy company focused on the competitive energy and power generation markets through operation as the largest retailer and generator of electricity in the growing Texas market. Our integrated portfolio of competitive businesses consists primarily of TXU Energy and Luminant. TXU Energy sells retail electricity and value-added services (primarily through our market-leading TXU Energy™ brand) to approximately 1.7 million residential and business customers in Texas. Luminant generates and sells electricity and related products from our diverse fleet of generation facilities totaling approximately 18,000 MW of generation in Texas, including 2,300 MW fueled by nuclear power, 8,000 MW fueled by coal, and 7,500 MW fueled by natural gas, and is a large purchaser of renewable power including wind and solar-generated electricity. The company is currently developing one of the largest solar facilities in Texas by capacity.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “shall,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would,” “guidance” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Readers are cautioned not to place undue reliance on forward-looking statements. Although Vistra Energy believes that in making any such forward-looking statement, Vistra Energy’s expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented).

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, Vistra Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can Vistra Energy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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VISTRA ENERGY CORP. CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS) (Unaudited) (Millions of Dollars, Except Earnings Per Share)
	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Operating revenues	$1,296	$2,653
Fuel, purchased power costs and delivery fees	(729)	(1,411)
Operating costs	(195)	(409)
Depreciation and amortization	(172)	(341)
Selling, general and administrative expenses	(147)	(285)

Operating income	53	207
Other income	9	18
Other deductions	(5)	(5)
Interest expense and related charges	(69)	(93)
Impacts of Tax Receivable Agreement	(22)	(42)

Income (loss) before income taxes	(34)	85
Income tax (expense) benefit	8	(33)

Net income (loss)	$(26)	$52

Weighted average shares of common stock outstanding:
Basic	427,587,401	427,585,381
Diluted	427,587,401	427,846,563
Net income (loss) per weighted average share of common stock outstanding:
Basic	$(0.06)	$0.12
Diluted	$(0.06)	$0.12

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VISTRA ENERGY CORP. CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (Unaudited) (Millions of Dollars)
Six Months Ended June 30, 2017
Cash flows — operating activities:
Net income	$52
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	437
Deferred income tax expense, net	29
Unrealized net gain from mark-to-market valuations of derivatives	(48)
Impacts of Tax Receivable Agreement	42
Stock-based compensation	8
Other, net	22
Changes in operating assets and liabilities:
Margin deposits, net	147
Accrued interest	(29)
Accrued taxes	(85)
Accrued incentive plan	(60)
Other operating assets and liabilities, including liabilities subject to compromise	(182)

Cash provided by operating activities	333

Cash flows — financing activities:
Repayments/repurchases of debt	(24)
Other, net	(3)

Cash used in financing activities	(27)

Cash flows — investing activities:
Capital expenditures	(63)
Nuclear fuel purchases	(35)
Solar development expenditures	(96)
Changes in restricted cash	31
Proceeds from sales of nuclear decommissioning trust fund securities	98
Investments in nuclear decommissioning trust fund securities	(107)
Other, net	9

Cash used in investing activities	(163)

Net change in cash and cash equivalents	143
Cash and cash equivalents — beginning balance	843

Cash and cash equivalents — ending balance	$986

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VISTRA ENERGY CORP. ADJUSTED EBITDA RECONCILIATION (Unaudited) (Millions of Dollars)
	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Net income (loss)	$(26)	$52
Income tax expense	(8)	33
Interest expense and related charges	69	93
Depreciation and amortization (a)	189	389

EBITDA before adjustments	$224	$567
Reorganization items and restructuring expenses	5	9
Unrealized net (gains) losses resulting from hedging transactions	67	(54)
Fresh start accounting impacts	24	51
Tax receivable agreement obligation accretion	22	42
Other	3	6

Adjusted EBITDA	$345	$621

(a)	Includes nuclear fuel amortization of $17 million and $47 million for the three and six months ended June 30, 2017, respectively.

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VISTRA ENERGY CORP.

ADJUSTED FREE CASH FLOW RECONCILIATION

(Unaudited) (Millions of Dollars)

Six Months Ended June 30, 2017
Adjusted EBITDA	$621
Interest paid, net (a)	(133)
Changes in other operating assets and liabilities	(238)
Changes in working capital	(74)
Changes in margin deposits (b)	158
Other, net	(1)

Cash provided by (used in) operating activities	$333
Capital expenditures	(63)
Nuclear fuel purchases	(35)
Solar development expenditures	(96)
Other net investing activities (c)	2

Free cash flow	$141
Changes in working capital	74
Changes in margin deposits (b)	(158)
Solar development expenditures	96
Payments funded from restructuring escrow accounts	26

Adjusted free cash flow	$179

(a)	Net of interest received. Excludes fees paid on Vistra Operations Credit Facility repricing in February 2017.
(b)	Includes $11 million of margin deposits with CME, which are included in the unrealized net (gain) loss from mark-to-market valuations of derivatives in the condensed statements of consolidated cash flows.
(c)	Includes investments in and proceeds from the nuclear decommissioning trust fund and other net investing cash flows, but excludes changes in restricted cash.

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VISTRA ENERGY CORP.

2017 GUIDANCE RECONCILIATION

(Unaudited) (Millions of Dollars)

	Year Ended December 31, 2017
	High	Low
Net Income	$221	$123
Income tax expense	186	134
Interest expense and related charges	199	199
Depreciation and amortization	676	676

EBITDA before adjustments	$1,282	$1,132
Fresh start accounting adjustments	63	63
Unrealized net (gain) loss resulting from hedging transactions	23	23
Tax receivable agreement accretion	100	100
Restructuring and other	32	32

Adjusted EBITDA	$1,500	$1,350
Interest payments	(225)	(225)
Tax payments	(64)	(42)
Tax receivable agreement payments	(16)	(16)
Working capital and margin deposits	188	188
Payments funded from restructuring escrow accounts	(90)	(90)
Other, net	(41)	(93)

Cash provided by (used in) operating activities	$1,252	$1,072
Capital expenditures including nuclear fuel	(219)	(219)
Other net investing activities	(10)	(10)

Free cash flow	$1,023	$843
Working capital and margin deposits	(188)	(188)
Payments funded from restructuring escrow accounts	90	90

Adjusted free cash flow	$925	$745